Independent Auditors' Consent



To the Shareholders and Board of Trustees of Smith Barney Intermediate Municipal Fund, Inc.:

We consent to the use of our report dated February 10, 1998 for Smith Barney Intermediate Municipal Fund, Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" and "Independent Auditors" in the Prospectus.




	KPMG Peat Marwick LLP


New York, New York
April 21, 1998